                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]   Preliminary Proxy Statement
                                        [ ]   Confidential, For Use of the
                                              Commission Only
                                              (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Criticare Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of filing fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
                                  Not Applicable
--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
                                 Not Applicable
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                 Not Applicable
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
                                 Not Applicable
--------------------------------------------------------------------------------

(5) Total fee paid:
                                 Not Applicable
--------------------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:
                                 Not Applicable
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(3) Filing Party:
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(4) Date Filed:
                                 Not Applicable
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

                            CRITICARE SYSTEMS, INC.

                            20925 CROSSROADS CIRCLE
                           WAUKESHA, WISCONSIN 53186

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Criticare Systems, Inc., will be held at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, Wisconsin, on Thursday, November 12, 1998 at 9:00 a.m. for the following purposes:

     1. To elect one director, to serve for a three-year term.

     2. To consider and vote upon the approval of a proposed amendment to the Company's Restated Certificate of Incorporation which increases the total number of authorized shares of the Company's common stock, par value $.04 per share, from 10,000,000 to 15,000,000 shares.

     3. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for its fiscal year ending June 30, 1999.

     4. To transact any other business as may properly come before the meeting and any adjournment or adjournments thereof.

     The transfer books of the Company will not be closed for the Annual Meeting. Stockholders of record at the close of business on October 6, 1998 are entitled to receive notice of, and to vote at, the meeting.

     All stockholders are cordially invited to attend the meeting in person, if possible. Stockholders who are unable to be present in person are requested to execute and promptly return the accompanying proxy in the enclosed envelope. The proxy is being solicited by the Board of Directors of the Company. Your attendance at the meeting, whether in person or by proxy, is important to ensure a quorum. If you return the proxy, you still may vote your shares in person by giving written notice (by subsequent proxy or otherwise) to the Secretary of the Company at any time prior to its vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          N.C. Joseph Lai, Secretary
Waukesha, Wisconsin
October 19, 1998

                            CRITICARE SYSTEMS, INC.

                            20925 CROSSROADS CIRCLE
                           WAUKESHA, WISCONSIN 53186

            PROXY STATEMENT FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Criticare Systems, Inc. (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, Wisconsin, at 9:00 a.m. on Thursday, November 12, 1998, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The mailing of this Proxy Statement and accompanying form of Proxy is being made on or about October 19, 1998.

                              GENERAL INFORMATION

     The Board of Directors knows of no business which will be presented to the meeting other than the matters referred to in the accompanying Notice of Meeting. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the Proxy will vote on such matters in accordance with their judgment. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked at any time before it has been voted by a later dated Proxy or a vote in person at the Annual Meeting. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. If no instructions are specified in a signed Proxy returned to the Company, the shares represented thereby will be voted (1) in FAVOR of the election of the nominee listed in the enclosed proxy as a director of the Company, (2) in FAVOR of the proposed amendment to the Company's Restated Certificate of Incorporation which increases the total number of authorized shares of the Company's common stock, par value $.04 per share (the "Common Stock"), from 10,000,000 to 15,000,000 shares (the "Capitalization Amendment Proposal"), and (3) in FAVOR of the ratification of Deloitte & Touche LLP as independent accountants for the 1999 fiscal year.

     Only holders of Common Stock whose names appear of record on the books of the Company at the close of business on October 6, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. On that date, the only outstanding shares of capital stock of the Company were 8,351,151 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be presented at the meeting. Approval of the Capitalization Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, the election of directors requires the affirmative vote of the holders a plurality of the shares represented, in person or by proxy, at the meeting and the ratification of the appointment of independent accountants requires the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, at the meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement, will count as a vote against the approval of the Capitalization Amendment Proposal and will not count toward the determination of whether the ratification of the appointment of independent accountants is approved or the director is elected.

                      PROPOSAL NO. 1: ELECTION OF DIRECTOR

     Pursuant to the authority contained in the By-Laws of the Company, the Board of Directors has established the number of directors of the Company at seven. The Company's By-Laws provide that the Board of Directors will be divided into three classes as nearly equal in number as possible, with the term of one class expiring each year. The term of one director expires at the Annual Meeting. Accordingly, the Board of Directors has nominated for reelection as a director Milton Datsopoulos to serve a term of three years, until the 2001 Annual Meeting of Stockholders. There are currently three vacancies on the Board of Directors. The Company is not considering adding any new directors to fill such vacancies at this time. Proxies cannot be voted for more than one candidate for director.

     As indicated below, the person nominated by the Board of Directors is an incumbent director. The Company anticipates that the nominee will be a candidate when the election is held. However, if for any reason the nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the incumbent directors (except where a Proxy withholds authority with respect to the election of a director).

     The Board of Directors held four meetings during the Company's fiscal year ended June 30, 1998. All of the incumbent directors attended all four of the meetings of the Board of Directors and all meetings of committees of the Board of Directors upon which they serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MILTON DATSOPOULOS AS A DIRECTOR OF THE COMPANY.

                                   COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are Milton Datsopoulos and Karsten Houm. The Audit Committee met one time during the fiscal year ended June 30, 1998. The responsibilities of the Audit Committee, in addition to such other duties specified by the Board of Directors, include the following: (1) recommendation to the Board of Directors of independent accountants for the Company; (2) review of the timing, scope and results of the independent accountants' audit examination and related fees; (3) review of periodic comments and recommendations by the independent accountants and of the Company's response thereto; and (4) review of the scope and adequacy of internal accounting controls and internal auditing activities.

     The Compensation Committee is comprised of Milton Datsopoulos and Karsten Houm. The responsibilities of the Compensation Committee are to make recommendations to the Board of Directors with respect to compensation for the executive officers of the Company and to oversee the Company's stock option plans. The Compensation Committee met one time during the fiscal year ended June 30, 1998.

                        NOMINEE FOR ELECTION AS DIRECTOR

Milton Datsopoulos

Age: 58; Elected Director: 1986; Present Term Ends: 1998 Annual Meeting

Mr. Datsopoulos has been a partner in the law firm of Datsopoulos, MacDonald & Lind in Missoula, Montana since 1974. Mr. Datsopoulos is a director of Montana Naturals Int'l, Inc., a manufacturer of natural food products and nutritional supplements, Kafus Environmental Industries Ltd., a producer of consumer and industrial waste recycling technology, and Leigh Resource Corporation, a company engaged in mineral exploration and development.

                                OTHER DIRECTORS

Gerhard J. Von Der Ruhr

Age: 57; Elected Director: 1984; Present Term Ends: 1999 Annual Meeting

Mr. Von der Ruhr is a co-founder of the Company and has served as Chairman of its Board, President (CEO) and Treasurer since the Company's inception in October 1984. Mr. Von der Ruhr is a director of Immtech International, Inc., a company engaged in the research and development of products in the fields of biochemistry and immunology.

N.C. Joseph Lai, Ph.D.

Age: 56; Elected Director: 1984; Present Term Ends: 1999 Annual Meeting

Dr. Lai is a co-founder of the Company and has served as Vice Chairman of its Board and as an officer since the Company's inception in October 1984.

Karsten Houm

Age: 52; Elected Director: 1985; Present Term Ends: 2000 Annual Meeting

Mr. Houm currently works as a management consultant. From September 1985 to 1997, Mr. Houm served as President of Unitor, a Norwegian shipping company.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

                NAME                                              TITLE                             AGE
                ----                                              -----                             ---
Gerhard J. Von der Ruhr..............    Chairman of the Board, President (CEO) and Treasurer       57
N.C. Joseph Lai, Ph.D. ..............    Senior Vice President, Vice Chairman of the Board and      56
                                         Secretary
Joseph M. Siekierski.................    Vice President -- Finance and Assistant Secretary          33
Stephen D. Okland....................    Vice President -- Domestic Sales                           56
Drew M. Diaz.........................    Vice President -- International Sales                      35
Michael T. Larsen....................    Vice President -- Quality Control/Quality Assurance        39
Gloria Najera........................    Vice President -- Operations                               49

     The terms of office and past business experiences of Mr. Von der Ruhr and Dr. Lai are described above.

     Mr. Siekierski joined the Company as Vice President -- Finance and Assistant Secretary in October, 1997. Prior to joining the Company, Mr. Siekierski was Controller for Modern Building Materials, Inc., a manufacturer of precast concrete products, from 1996 to 1997. From 1993 to 1996, Mr. Siekierski was Controller for the Company.

     Mr. Okland has served as a Vice President of the Company since May, 1988.

     Mr. Diaz served the Company as Regional Sales Manager for the Middle East and Western Europe from 1993 until he was appointed Director of International Sales in 1995. Mr. Diaz was most recently promoted to Vice
President -- International Sales in 1997. From October, 1996 until August, 1997, Mr. Diaz also served as Geschaeftsfuehrer of Criticare International GmbH Marketing Services, a wholly-owned subsidiary of the Company which was dissolved in 1998 following bankruptcy proceedings under German law.

     Mr. Larsen has served as Vice President-Quality Control/Quality Assurance since September, 1990.

     Ms. Najera joined the Company as Vice President -- Operations in March, 1997. Prior to rejoining the Company, she was Director of Consumer Services and Distribution from 1994 to 1997 for the Milwaukee Journal-Sentinel, a newspaper publisher. From 1988 to 1994, Ms. Najera was Consumer Services Director of the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") on Form 3, 4, and
5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 1998 all section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation, including stock options granted and all cash bonuses and accrued deferred compensation, incurred by the Company during the three fiscal years ended June 30, 1998 to or on behalf of the Chief Executive Officer and the four most highly paid senior executive officers other than the CEO. The persons listed below are sometimes referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                         ---------------
                                             ANNUAL COMPENSATION             AWARDS:
                                        ------------------------------     SECURITIES
           NAME AND                                    OTHER ANNUAL        UNDERLYING         ALL OTHER
      PRINCIPAL POSITION         YEAR   SALARY($)   COMPENSATION($)(1)   OPTIONS/SARS(#)   COMPENSATION($)
      ------------------         ----   ---------   ------------------   ---------------   ---------------
Gerhard J. Von der Ruhr,.......  1998    144,000            958                  --            56,838(2)
  Chairman of the Board,         1997    144,000            957                  --            56,620
  President (CEO) and            1996    138,300            957                  --            53,876
  Treasurer
Stephen D. Okland,.............  1998    302,628          6,000                  --             3,690(3)
  Vice President --              1997    253,706          6,000              10,000             3,441
  Domestic Sales                 1996    284,775          6,000                  --             3,427
Drew M. Diaz,..................  1998    188,292            638                  --                86(4)
  Vice President --              1997    180,717          8,223              50,000             3,226
  International Sales            1996    176,382          7,865              10,000             2,331
N.C. Joseph Lai,...............  1998    126,028          1,687                  --            27,300(5)
  Senior Vice President,         1997    122,656          1,649                  --            27,179
  Vice Chairman of               1996    123,174          1,763                  --            26,299
  the Board and Secretary
Gloria Najera,.................  1998    100,000            664                  --             1,627(7)
  Vice President --              1997     28,135             --              50,000                --
  Operations(6)

-------------------------
(1) The amounts represent automobile allowance payments.

(2) Represents $53,638 of premiums paid by the Company on two life insurance policies, the proceeds of which are payable to Mr. Von der Ruhr's beneficiary, and $3,200 of Company contributions to the 401(k) plan on behalf of Mr. Von der Ruhr.

(3) Represents $490 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Okland, and $3,200 of Company contributions to the 401(k) plan on behalf of Mr. Okland.

(4) Represents $86 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz.

(5) Represents $24,154 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lai, and $3,146 of Company contributions to the 401(k) plan on behalf of Mr. Lai.

(6) Ms. Najera joined the Company as Vice President -- Operations effective March 14, 1997.

(7) Represents $99 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Najera, and $1,528 of contributions by the Company to the 401(k) plan on behalf of Ms. Najera.

     Mr. Von der Ruhr has an employment agreement with the Company for successive one-year periods ending March 31 unless prior notice of termination is given. The agreement is terminable by the Company before expiration without further obligation if such termination is for cause. If such termination is without cause, the Company is obligated to pay Mr. Von der Ruhr 150% of his base salary for a period of one year after the date of termination. The Company amended Mr. Von der Ruhr's employment agreement to provide that if Mr. Von der Ruhr's employment is terminated for any reason (including for cause or pursuant to resignation) within three months after a Change in Control (as defined in the employment agreement), the Company will continue Mr. Von der Ruhr's base salary and certain benefits for a period of one year and will continue to provide group health insurance to Mr. Von der Ruhr until he reaches age 65.

     Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors. In January 1994, non-employee directors were issued options to purchase 15,000 shares of common stock at an exercise price of $1.875 per share, market price on the grant date. The options became exercisable on January 1, 1995 and expire on January 12, 1999. In May 1995, non-employee directors were issued options to purchase 50,000 shares of Common Stock at an exercise price of $2.0625 per share, the market price on the date of grant. The options become exercisable on May 15, 1996, 1997 and 1998 and expire on May 15, 2000. In November 1996, non-employee directors were issued options to purchase 12,500 shares of common stock at an exercise price of $2.75 per share, the market price on the grant date. The options become exercisable on November 12, 1997 and expire on November 12, 2001. Directors receive no cash directors' fees.

                                 STOCK OPTIONS

     On December 5, 1992 the Company adopted two new nonqualified stock option plans, the Employee Stock Option Plan and the Non-Employee Stock Option Plan (collectively, the "New Plans"). Pursuant to the adoption of the New Plans, no new stock options can be granted under the stock option plans (the "Old Plans") which existed prior to the approval of the New Plans. The New Plans provide for the grant to key employees and outside directors and consultants of the Company of options covering shares of Common Stock. The New Plans are administered by the Board of Directors which has discretion to increase the number of shares covered by the Plans, select optionees, designate the number of shares to be covered by each option, establish vesting schedules, specify the amount and type of consideration to be paid to the Company on exercise, and to specify certain other terms of the options. The exercise price of options granted under the New Plans must be at least 85% of the fair market value of the Common Stock on the date of grant.

     The Company has reserved 1,020,000 shares of Common Stock for issuance under the Employee Stock Option Plan and 200,000 shares of Common Stock for issuance under the Non-Employee Stock Option Plan, in each case subject to adjustment for certain dilutive events. At the end of fiscal 1998, options to purchase 800,800 shares were outstanding under the New Plans and options to purchase 38,900 shares were outstanding under the Old Plans. During fiscal 1998, options were granted to purchase 60,000 shares of Common Stock under the New Plans at an average per share exercise price of $3.13 (all options were granted at the market price on the grant dates). In addition, during fiscal 1998, 179,000 shares of Common Stock at an average per share exercise price of $2.38 were canceled under the New Plans and 200 shares of Common Stock at an average per share exercise price of $2.50 were canceled under the Old Plans and options to purchase 84,200 shares at an average exercise price per share of $2.27 were exercised under the New Plans and options to purchase 1,300 shares at an average exercise price per share of $2.50 were exercised under the Old Plans. A total of 198,650 shares of Common Stock remain available for future grants under the New Plans.

     The following table shows the fiscal year-end value of unexercised options held by the named executive officers. None of the named executive officers exercised options in fiscal 1998.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                   VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                    OPTIONS AT FISCAL               OPTIONS AT FISCAL
                                                       YEAR END(#)                     YEAR END($)
                                               ----------------------------    ----------------------------
NAME                                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                           -----------    -------------    -----------    -------------
Gerhard J. Von der Ruhr....................          --              --              --              --
N.C. Joseph Lai............................          --              --              --              --
Stephen D. Okland..........................      13,500              --           5,969              --
Drew M. Diaz...............................      20,000          46,000           8,000          14,375
Gloria Najera..............................      10,000          40,000           3,125          12,500

     Effective April 1, 1991, the Company adopted a 401(k) plan, which covers substantially all employees who have completed one year of employment. Under the plan, eligible employees can contribute up to 15% of pre-tax compensation for investment in a trust under the plan. Company contributions to the plan are discretionary and determined annually by the Board of Directors. Employee contributions, within certain limitations, are considered tax deferred under the provisions of section 401(k) of the Internal Revenue Code. Withdrawals of tax deferred amounts may be made upon termination of employment or earlier in the event of certain defined hardship situations. Contributions made or accrued by the Company for named executive officers are included under the "All Other Compensation" column in the Summary Compensation Table.

     Other than the 401(k) plan, the Company does not maintain any pension, profit sharing, retirement or similar plans. The Company does provide group health, dental, long-term disability and life insurance benefits to its full-time employees, including its named executive officers.

                         COMPENSATION COMMITTEE REPORT

     The objectives of the Company's compensation program are to attract and retain the best available executives, to motivate these executives to achieve the Company's business goals and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company reviews its compensation program on a regular basis and attempts to tie a portion of each executive's potential compensation to Company performance.

     The key elements of the Company's executive compensation program consist of fixed compensation, in the form of base salary, and variable compensation, which is more directly tied to Company performance, in the form of annual incentive compensation and long-term compensation through stock option awards. In determining each element of compensation to be awarded to an executive officer, the Compensation Committee considers the executive's overall benefit package as well as the executive's responsibilities and experience. The Compensation Committee also considers the competitive marketplace for executive talent, including, to the extent possible, a comparison to compensation packages for executives with similar levels of experience and responsibility at other companies. In determining the compensation package for Mr. Von der Ruhr, the Company's Chairman of the Board, President and Treasurer, the Compensation Committee took into consideration both the compensation packages of chief executive officers of companies the Compensation Committee deemed comparable to the Company and the Compensation Committee's assessment of Mr. Von der Ruhr's individual performance and the Company's overall performance.

     The Compensation Committee reviewed the proposed 1998 salaries for the executive officers at the Compensation Committee meeting on February 13, 1998. The Compensation Committee believed the proposed salary levels were in line with or below the salary levels of executives in comparable positions of responsibility.

     Because of his substantial stock holdings, Mr. Von der Ruhr is not eligible to participate in the stock option plan. In fixing the stock option grants, the Committee considered the current stock holdings of each eligible officer, their responsibilities and historical and anticipated future contributions to the Company's performance. The Committee believes that selective grants of stock options promote a commonality of interest between the Company's officers and its stockholders by giving the Company's officers added incentives to maximize the Company's stock price.

     The Compensation Committee is of the opinion that the compensation levels for the named executive officers are reasonable when compared to similar positions of responsibility and scope in similar industries and that an appropriate amount of total compensation is based on the performance of the Company, and therefore provides sufficient incentive for these individuals to attain improved results in the future.

                             COMPENSATION COMMITTEE
                               Milton Datsopoulos
                                  Karsten Houm

                               STOCK PERFORMANCE

     The following table tracks the value of $100 invested on July 1, 1992 in Criticare Systems, Inc. Common Stock compared to the change in the S&P 500 Index and the Nasdaq Index. The chart shows that $100 invested five years ago in Criticare Systems, Inc. common stock was worth $86.54 at June 30, 1998 compared to $274.62 for the S&P 500 and $333.00 for the Nasdaq Index:

                            CRITICARE SYSTEMS, INC.
                       STOCK PERFORMANCE COMPARED TO THE

                          S&P 500 AND THE NASDAQ INDEX

                                    S&P 500       NASDAQ        CRITICARE
                         ------------------------------------------------
July 1, 1992                        $100.00       $100.00        $100.00
June 30, 1993                        110.39        120.62          69.23
June 30, 1994                        108.85        120.97          59.63
June 30, 1995                        133.47        159.95          72.12
June 30, 1996                        164.31        203.05         103.85
June 30, 1997                        216.87        247.10         153.85
June 30, 1998                        274.62        333.00          86.54

     The following graph presents, for a five-year period, the cumulative total shareholder return of the Company, the Standard & Poor's 500 Index and the Nasdaq Index. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends.

                               SECURITY OWNERSHIP

     The following table sets forth information with respect to beneficial ownership of the Common Stock of the Company as of August 31, 1998 by (a) each person known to the Company to own beneficially more than 5% of the Company's Common Stock, (b) each director of the Company, (c) each named executive officer, and (d) all directors and executive officers as a group:

                    NAME AND ADDRESS OF                             NUMBER OF
                    BENEFICIAL OWNER (1)                           SHARES OWNED       PERCENT
                    --------------------                           ------------       -------
Gerhard J. Von der Ruhr.....................................      555,075(2)            6.7%
N.C. Joseph Lai.............................................      713,894(3)            8.6
Karsten Houm................................................       93,565(4)            1.1
Milton Datsopoulos..........................................       77,500(5)              *
Stephen D. Okland...........................................       13,500(6)              *
Drew M. Diaz................................................       20,000(7)              *
Gloria Najera...............................................       10,000(8)              *
All directors and executive officers (9 Persons)............    1,544,734(2)(3)(9)     18.0

-------------------------
 *  Less than 1%

(1) Unless otherwise indicated, the address of the beneficial owner is 20925 Crossroads Circle, Waukesha, WI 53186; the address of Mr. Houm is Kristinelundvn. 21, 0268 Oslo, Norway; and the address of Mr. Datsopoulos is Central Square Building, 201 West Main, Missoula, Montana 59802.

(2) Includes 410,000 shares owned of record by Ursula Von der Ruhr, Mr. Von der Ruhr's wife, and 1,175 shares owned of record by Mark Von der Ruhr, Mr. Von der Ruhr's son.

(3) Includes 116,000 shares owned of record by Helen Lai, Dr. Lai's wife; 137,000 shares owned jointly by Dr. Lai and his wife; 184,000 shares in the aggregate owned of record by Dr. Lai's sons, Christopher Lai and Thomas Lai; and 134,000 shares owned of record by the Lai Family Foundation.

(4) Includes 77,500 shares which Mr. Houm has the right to acquire under currently exercisable options.

(5) Includes 77,500 shares which Mr. Datsopoulos has the right to acquire under currently exercisable options.

(6) Includes 13,500 shares which Mr. Okland has the right to acquire under currently exercisable options.

(7) Includes 20,000 shares which Mr. Diaz has the right to acquire under currently exercisable options.

(8) Includes 10,000 shares which Ms. Najera has the right to acquire under currently exercisable options.

(9) Includes 218,500 shares of Common Stock the members of the group have a right to acquire under currently exercisable options.

                              CERTAIN TRANSACTIONS

     The Company is the largest shareholder of Immtech International, Inc. ("Immtech"). Gerhard J. Von der Ruhr, an executive officer and director of the Company, is a director of Immtech and beneficially owns 4.6% of Immtech's outstanding common stock. Effective July 24, 1998, Immtech consummated, with the Company's consent, a recapitalization (the "Recapitalization") pursuant to which, among other things, the shares of preferred stock of Immtech held by the Company and indebtedness owed by Immtech to the Company in the amount of $1,917,777 were converted into shares of Immtech common stock. After giving effect to the Recapitalization, the Company held 2,015,270 shares of Immtech common stock. Contemporaneously with the completion of the Recapitalization, Immtech completed a private placement of shares of Immtech common stock (the "Private Placement"). Immtech has also filed a registration statement with the SEC to register an offering of 1,333,333 units, with each unit consisting of two shares of Immtech common stock and one Immtech common stock warrant (the "Unit Offering"). The Company has agreed to distribute 750,000 shares of Immtech common stock by means of a dividend to the Company's stockholders (the "Spin-Off"). The Spin-Off is expected to be consummated immediately prior to the effectiveness of the Unit Offering and is subject to a number of conditions. No assurances can be given that the Unit Offering or the Spin-Off will be consummated.

     The Company and Immtech have agreed to indemnify RADE Management Corporation ("RADE"), Immtech's financial consultant in connection with the Private Placement, the Unit Offering and the Spin-Off, against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments RADE may be required to make in respect thereof.

     In connection with the Recapitalization and other related transactions, Immtech granted the Company an option to license rmCRP, a biotherapeutic product based on the blood protein CRP, as a therapy for treating sepsis, a bacterial infection which quickly overwhelms the immune system and can lead to sudden death.

     On July 2, 1998, the Company paid Immtech $150,000 in exchange for 172,414 shares of Immtech common stock (after giving effect to the Recapitalization) and the following additional consideration: (i) all of Immtech's right, title and interest in the Patent #5,484,735, which is used in the development of a hemoglobin A1c assay to monitor diabetics for long term diet and glucose control; (ii) all of Immtech's right, title and interest in Patent #5,702,904 which is used in the development of a carbohydrate deficient transferring blood to screen individuals who abuse alcohol over a sustained period of time, (iii) all of Immtech's rights under the Sigma Diagnostics, Inc. ("Sigma") Agreement dated as of March 23, 1998, including up to $110,000 in license fees payable by Sigma upon Sigma's exercise of options to license technology to conduct research and evaluation; (iv) all of Immtech's rights with respect to the License agreements between Immtech and Northwestern University dated as of March 10, 1998 and as of October 27, 1994, the former license agreement involving certain patent rights and know-how relating to Immunoassay Constructs to Quantitate Glucosylated-Hemoglobin and other Glucosylated Serum Proteins (NU 8403) and the latter license agreement involving certain inventions in the field of Immunoassay for Identifying Alcoholics and Monitoring Alcohol Consumption (NU
9134); (v) an exclusive, royalty-free, world-wide license under Patent #5,405,832 to Potempa, granted as of April 11, 1995 to utilize rmCRP for the treatment of sepsis; (vi) the right to sue for past infringement for all of the foregoing; and (vii) all other rights reasonably required to make, use, sell and offer for sale products based on or related to the assigned assets. Under the agreement, the Company is not assuming any other liabilities or obligations of any kind. In addition, Immtech has agreed, for a period of three years after closing, to make available to the Company the part-time services of Dr. Lawrence
A. Potempa to consult with and advise the Company regarding research, testing, FDA compliance and approval, manufacture and commercialization of the products or applications covered by the above-referenced patents. In exchange for Dr. Potempa's services, the Company will reimburse Immtech for Immtech's out-of-pocket salary and employee benefit plan expenses, pro rata, with respect to Dr. Potempa. For a period of five years from the time of closing, the Company will have the option of purchasing supplies of rmCRP from Immtech. The Company also may manufacture rmCRP. If the Company does decide to manufacture rmCRP, Immtech has agreed to provide all necessary know-how and expertise to enable the Company to manufacture rmCRP in commercially viable quantities. The Company has until July 1999 to raise a minimum of $500,000 to fund the development of a sepsis product and begin clinical trials. If the Company is not successful in raising the funds, Immtech has the right to acquire the technology at market value.

     The Company leases automobiles from U&G Leasing, which is owned by Mr. Von der Ruhr and his wife, and from JHL Leasing, which is owned by Dr. Lai and his wife, and paid $35,532 and $32,577, respectively, to those entities during the fiscal year ended June 30, 1998. The Company believes these arrangements are on terms no less favorable to the Company than would be available from an unrelated third party.

               PROPOSAL NO. 2: CAPITALIZATION AMENDMENT PROPOSAL

     The Company's Restated Certificate of Incorporation currently provides that the number of shares of Common Stock which the Company has authority to issue is 10,000,000.

PURPOSE AND EFFECT OF THE CAPITALIZATION AMENDMENT PROPOSAL

     The Capitalization Amendment Proposal will increase the number of shares of Common Stock which the Company is authorized to issue from 10,000,000 to 15,000,000. The additional 5,000,000 shares of Common Stock will be part of the existing class of Common Stock, and if and when issued, will have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

     PURPOSE OF THE CAPITALIZATION AMENDMENT PROPOSAL. As of the Record Date, there were 8,351,151 shares of Common Stock issued outstanding, and 1,516,700 shares reserved for issuance upon exercise of outstanding warrants and stock options or pursuant to other commitments to issue shares of Common Stock. With 10,000,000 shares of Common Stock authorized for issuance under the Company's Restated Certificate of Incorporation, the Company currently has only 132,149 shares of Common Stock available for issuance in future transactions.

     The Company has no present plans, understandings or requirements for the issuance or use of the proposed additional shares of Common Stock. However, the Board of Directors believes that the authority to issue additional shares of Common Stock is desirable so that, as the need may arise, the Company will have the flexibility to issue shares of Common Stock, without the delay of a stockholders' meeting, in connection with possible future equity financings, future opportunities for expanding the Company's business through acquisitions, and management incentive or employee benefit plans.

     CERTAIN EFFECTS OF THE CAPITALIZATION AMENDMENT PROPOSAL.If the Capitalization Amendment Proposal is approved and effected, future issuances of shares of Common Stock may not require the approval of the Company's stockholders. As a result, the Board of Directors could issue shares of Common Stock in a manner that might have the effect of discouraging or making it more difficult for a third party to acquire control of the Company through a tender offer or proxy solicitation or to effect a merger or other business combination that is not favored by the Board of Directors. In addition, issuances of shares of Common Stock may increase the number of shares of Common Stock that may become available for sale in the public market and could adversely affect the price of the Common Stock in the public market. The issuance of additional shares of Common Stock could also adversely affect the voting power of the existing stockholders, including the loss of voting control to others. Holders of Common Stock do not have preemptive rights or other rights to subscribe for additional shares in the event that the Board of Directors determines to issue additional shares of Common Stock in the future.

NO DISSENTER'S RIGHTS

     Under Delaware law, stockholders are not entitled to dissenters' rights with respect to the Capitalization Amendment Proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR the Capitalization Amendment Proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted FOR the Capitalization Amendment Proposal unless a vote against or an abstention with respect to such proposal is specifically indicated. If the Capitalization Amendment Proposal is adopted by the requisite vote of shareholders, the Board of Directors will promptly cause a Certificate of Amendment to be filed with the Secretary of State of the State of Delaware to effect the proposed amendment to the Company's Restated Certificate of Incorporation. The Certificate of Amendment will become effective upon such filing.

                  PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to examine the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending June 30, 1999. Unless otherwise directed, Proxies will be voted in favor of the ratification of such appointment.

     Although this appointment is not required to be submitted to a vote of stockholders, the Board believes it appropriate as a matter of policy to request that the stockholders ratify the appointment. If stockholder ratification is not received, the Board will reconsider the appointment.

     Deloitte & Touche LLP (and its predecessor Deloitte Haskins & Sells) has served as auditors for the Company since its formation in 1984. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                       PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder who desires to submit a proposal for the 1999 Proxy Statement and Annual Meeting should submit the proposal in writing to Gerhard J. Von der Ruhr, Chairman of the Board, Criticare Systems, Inc., 20925 Crossroads Circle, Waukesha, Wisconsin 53186. The Company must receive a proposal by June 21, 1999 in order to consider it for inclusion in the 1999 Proxy Statement.

                            EXPENSES OF SOLICITATION

     The cost of this solicitation of Proxies will be paid by the Company. It is anticipated that the Proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by the Company's regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials and the annual report to beneficial owners of stock held by such persons. The Company will reimburse such parties for their expenses in so doing.

                                 ANNUAL REPORT

     A copy of the 1998 Annual Report of the Company accompanies this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for fiscal year 1998 will be provided without charge on written request of any stockholder whose Proxy is being solicited by the Board of Directors. The written request should be directed to Corporate Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Waukesha, Wisconsin 53186.

                                          By Order of the Board of Directors

                                          N.C. Joseph Lai, Secretary

Waukesha, Wisconsin
October 19, 1998

                                      PROXY

                             CRITICARE SYSTEMS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gerhard J. Von der Ruhr and Joseph M. Siekierski, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Criticare Systems, Inc. to be held on November 12, 1998 at 9:00 a.m. local time, at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, Wisconsin 53202-3672, and at any adjournment thereof, there to vote all shares of stock of Criticare Systems, Inc. which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

     Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MILTON DATSOPOULOS AS A DIRECTOR, TO APPROVE AND ADOPT THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1999. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.



               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

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             CRITICARE SYSTEMS, INC. ANNUAL MEETING OF STOCKHOLDERS


1.   Election of Milton Datsopoulos as Director                             |_| FOR     |_|   AGAINST       |_|    ABSTAIN

2.   Approval and adoption of amendment to the Restated Certificate         |_| FOR     |_|   AGAINST       |_|    ABSTAIN
     of Incorporation of Criticare Systems, Inc. to increase
     the total number of authorized shares of Common Stock from 10,000,000 to 15,000,000

3.   Ratification of the appointment of Deloitte & Touche LLP as            |_| FOR     |_|   AGAINST       |_|    ABSTAIN
     independent public accountants of Criticare Systems,
     Inc. for the fiscal year ending June 30, 1999

4.   In their discretion, the Proxies are authorized to vote upon           |_| FOR     |_|   AGAINST       |_|    ABSTAIN
     such other matters as may properly come before the meeting


Address change?                Date_____________________ NO. OF SHARES__________
MARK BOX                 |_|
Indicate changes below:
                                      _________________________________________
                                     |                                         |
                                     |                                         |
                                     |                                         |
                                      _________________________________________

                                       Signature(s) in Box
                                       If signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please add your full title as such.
                                       If shares are held by two or more
                                       persons, all holders must sign the
                                       Proxy.



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